Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor and Media Contact:
Ronit Wallerstein	Andrew M. Berger
Investor Relations	Managing Director
Innovative Food Holdings, Inc.	SM Berger & Company, Inc.
(239) 449-3249	(216) 464-6400
rwallerstein@IVFH.com	andrew@smberger.com

Innovative Food Holdings Appoints Denver J. Smith as a Board Observer

BONITA SPRINGS, FL. (November 29, 2022) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or “the Company”), a leading end-to-end direct-to-consumer eCommerce platform and direct-to-chef online platform that provides high-quality, unique specialty foods through eCommerce offerings and multichannel partnerships today announced that Denver J. Smith has been appointed as a board observer. In connection with Mr. Smith’s appointment, an agreement was signed between the two parties containing certain standstill provisions and provides for Mr. Smith to be appointed to the Board of Innovative Food Holdings no later than May 28, 2023. At August 1, 2022, entities affiliated with Mr. Smith owned approximately 8.3% of IVFH common stock.

“On behalf of the Company’s Board of Directors, we would like to welcome Denver as a board observer. We look forward to working together to create value for all IVFH shareholders,” stated Sam Klepfish, CEO of Innovative Food Holdings.

Denver J. Smith, Co-Founder and a Managing Member of Carlson Ridge Capital, stated, “As a large and long-term shareholder of the company, I believe strongly in IVFH’s significant opportunities to grow revenues profitability and shareholder value by leveraging the unique and powerful specialty food platforms that Sam Klepfish and his team have built. I look forward to working with Sam and his team, and the current Board to drive significant value for the Company and all of its shareholders.”

Mr. Smith Co-Founded Carlson Ridge Capital, a hedge fund manager, in 2015. He is also the Co-CIO of the firm. Additionally, Mr. Smith advises the Aspen Family Trust on its asset allocation and strategic level decisions for various entities it owns. He has over 14 years of experience successfully investing in a variety of public and privately held businesses, as well as a proven track record in creating value through M&A transactions. In 2015, he prompted and helped negotiate the sale of his previous employer to a multi-billion dollar publicly traded REIT for over $150 million. In the food and beverage sector, he previously signed a voting agreement relating to his effective 10% plus ownership of a publicly traded Canadian firm that enabled a value creating monetization of the business. Mr. Smith serves on the Board of Trustees of Lifestyle Management Inc, a non-profit organization. He graduated from the University of Oklahoma with a BBA in Finance and Economics. He also earned an MBA from the University of Oklahoma. Mr. Smith is a CFA Charterholder.

About Innovative Food Holdings, Inc.

IVFH’s leading end-to-end direct-to-consumer e-commerce platform and direct-to-chef platform connect the world’s best artisan food makers with top chefs and epicurean consumers nationwide. Our unique ability to reach both specialty foodservice B2B customers and consumers positions IVFH as a compelling resource for artisanal food producers, CPG brands, chefs, and consumers. IVFH’s owned online retailer brands on its leading DTC e-commerce platform include www.igourmet.com and www.mouth.com.

Additional information is available at www.ivfh.com.

Forward-Looking and Second-Party Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to the global COVID-19 crisis, international crisis, environmental and economic issues and other risk factors described in our public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein. This release also contains information about Denver Smith, certain entities and his activities therewith, all of which was supplied to the Company by Mr. Smith and the Company has not verified any of such information and, accordingly, disclaims any responsibility for the truth and accuracy of such information.